Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S RELEASE 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	James Carbonara Hayden IR (646) 755-7412 james@haydenir.com

Alexander C. Kinzler Chief Executive Officer and President

Russell M. Gifford Executive Vice President and Chief Financial Officer

Barnwell Fiscal Q3 Revenue Increases 28% in the quarterly period to $5.1 Million, Reports Net Earnings of $5.0 Million and $0.59 Net EPS;
Regains Compliance with NYSE

Strong financial results demonstrate significant improvements and turnaround of the company

HONOLULU, HAWAII, August 11, 2021 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported results for the three and nine-months ended June 30, 2021.
Highlights
•	Q3 Revenue increased 28% in the quarterly period to $5.1 million
•	Q3 Net earnings were $5.0 million, compared to a net loss of $3.5 million
•	Q3 Net earnings per share was $0.59, compared to a $0.42 net loss per share
•	Nine-month net earnings was $4.7 million, compared to a loss of $5.4 million
•	Nine-month net earnings per share was $0.57, compared to a $0.65 net loss per share

Mr. Alexander Kinzler, Chief Executive Officer of Barnwell, commented, “Our significantly improved results for this quarter as compared to the prior year quarter were due primarily to a $4,227,000 improvement in oil and natural gas segment operating results as there was a prior year period impairment of $2,689,000 and no impairment in the current period. The Company also benefited from higher oil and natural gas prices which increased 256% and 90%, respectively, and a $3,459,000 increase in equity in income of affiliates as a result of improved land sales and operating results of the Kukio Resort Development Partnerships this quarter.  Additionally, in the current quarter the Company recognized a $2,341,000 gain on termination of its post-retirement medical plan.  Partially offsetting these increases, contract drilling operating results decreased $1,190,000 due to the completion of a significant drilling contract and general and administrative expenses increased $979,000 due to increases in professional fees related to land investment proceeds and legal services, compensation costs, and share-based compensation expenses related to stock options granted in March 2021.
“The net earnings of $4,706,000 for the nine months ended June 30, 2021, as compared to last year’s $5,384,000 loss for the nine months ended June 30, 2020, was largely due to a $5,205,000 increase in equity in income of affiliates due to improved real estate sales, which also led to the Company receiving $5,328,000 in net cash distributions, $459,000 of which was a preferred return which contributed to our net earnings. There was also a $5,775,000 improvement in oil and natural gas segment operating results due primarily to an asset impairment charge of $4,326,000 in the prior year period as compared to a $630,000 impairment in the current nine-month period.  In addition, there was a $1,738,000 increase in land investment segment operating results due to the sale of eight lots in the current year period, whereas there were no lot sales in the same period in the prior year and the Company recognized a $2,341,000 gain on termination of its post-retirement medical plan.  Partially offsetting these increases, contract drilling operating results decreased $2,063,000 due to the completion of a significant drilling contract, and there was a $1,336,000 gain, before taxes, recognized in the prior year period from the sale of the Company’s drilling yard; there was no such gain in the current period.

“The Company has entered into a non-operated Joint Venture with two leading private operators in Oklahoma.  The program consists of eight horizontal wells targeting the Woodford and Meramec formations of the Anadarko Basin.  The first well of the program came online in May 2021. The other seven wells have all been spudded and are in various stages of completion.

“In March 2021, the Company entered into an at-the-market sales agreement with A.G.P./Alliance Global Partners pursuant to which the Company may sell shares of its common stock.  During the quarter ended June 30, 2021 the Company sold 586,546 shares under this agreement for net proceeds of $1,860,000 ($3.17 per share).

“We are also pleased to report that the Company is back in compliance with all of the NYSE American continued listing standards as of June 30, 2021 and we are also now able to disclose that there is no longer substantial doubt as to the Company’s ability to continue as a going concern for the next 15-month period.

“At June 30, 2021 the Company had $9,500,000 in cash and $8,335,000 in working capital. In July 2021, an additional 581,441 shares were sold for net proceeds of $1,924,000 ($3.31 per share) and the Company received a cash distribution of $683,000, from the Kukio Resort Land Development Partnerships.  Also, the Company’s sale of our Hawaii corporate office is scheduled to close for $2,000,000 in our fourth quarter of fiscal 2021.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2021	2020	2021	2020

Revenues	$ 5,114,000	$ 3,984,000	$ 13,499,000	$ 13,416,000

Net earnings (loss) attributable to Barnwell Industries, Inc.	$ 4,978,000	$ (3,456,000)	$ 4,706,000	$ (5,384,000)

Net earnings (loss) per share – basic and diluted	$ 0.59	$ (0.42)	$ 0.57	$ (0.65)

Weighted-average shares and equivalent shares outstanding:
Basic and diluted	8,398,001	8,277,160	8,317,440	8,277,160